Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES 2nd QUARTER 2007 RESULTS

Highlights for Second Quarter 2007
•	Second quarter 2007 sales increased 11% to $51.2 million as compared to $46.3 million for the first quarter 2007, but were well below record sales levels of $72.1 million for the second quarter of 2006
•	All product categories experienced quarter-over-quarter sales growth, led by a 7% improvement in ASV machine sales, an 11% increase in OEM undercarriage sales and a 37% increase in the sales of parts and other items, as compared to the first quarter of 2007
•	Operating margins improved 50% as compared to first quarter 2007, led by a 220 basis point improvement in gross margin
•	Second quarter 2007 EPS was $.12 compared to $.08 for the first quarter of 2007 and $.28 for the second quarter of 2006
•	Solid cash flow from operations and continued improvement in inventory levels increased cash 10% during the quarter
Grand Rapids, MN (July 27, 2007) — ASV, Inc. (Nasdaq: ASVI) today reported results for its second quarter ended June 30, 2007. In line with Company expectations for a softer first half of the year, net sales for the second quarter of 2007 were $51.2 million compared to $46.3 million for the first quarter of 2007 and record sales of $72.1 million in the second quarter of 2006, when economic growth and construction spending were at their peak. Net earnings for the second quarter of 2007 were $3.3 million compared to $2.1 million for the first quarter of 2007 and $7.6 million for the second quarter of 2006. Earnings per diluted share were $.12 for the second quarter of 2007 compared to $.08 for the first quarter of 2007 and $.28 per diluted share in the second quarter of 2006.
“The fact that our machines sell in diverse industries has tempered the impact of the steady stream of negative housing industry news, but we definitely need a sustained acceleration in GDP growth in the U.S. to get back to previous sales peaks,” said ASV Chairman and CEO Dick Benson. “Most pundits believe economic activity has accelerated from tepid first quarter levels, but many forecasters, including the Federal Reserve Bank, have recently lowered estimates for full year growth.”
“Geographic diversity is a strategic priority and we have made meaningful progress in our efforts to identify potential European distribution partners. We have also begun the certification process to enable sales of our machines in the European market. Both a distribution partner and certification are expected to be in place by year end. ”
Income Statement
ASV machines generated second quarter sales of $28.9 million (56.3% of net sales), up 7% compared to $27.1 million for the first quarter of 2007 and down 26% compared to $39.0 million for the second quarter of 2006. The quarter-over-quarter improvement was driven by continued strength in sales to non-housing related segments, while the year-over-year decline is a function of a significantly weaker U.S. economic climate beginning in the second half of 2006.

For the second quarter of 2007 ASV’s OEM undercarriage sales, which include sales to both Caterpillar and Vermeer were $9.1 million (17.7% of net sales) compared to $8.1 million for the first quarter of 2007 and $17.5 million for the second quarter of 2006. Quarter-over-quarter undercarriage sales improvement reflects the initial production launch of the Caterpillar C-Series undercarriage product. The year-over-year reduction in OEM undercarriage sales for the second quarter of 2007 was related to the effects of the current macroeconomic climate and Caterpillar’s production schedules associated with ramp up of the new C-Series models. We anticipate that the model changeover will positively impact undercarriage sales for the remainder of the year.
Sales from ASV’s subsidiary Loegering Mfg. Inc. totaled $6.1 million (11.9% of net sales) in the second quarter of 2007 compared to $5.8 million in the first quarter of 2007 and $7.1 million for the second quarter of 2006. The quarter-over-quarter improvement was aided by sales of Loegering’s new QTSTM product which is a set of four rubber track undercarriages that bolt on to the standard wheel hubs of larger construction equipment such as trenchers and aerial work platforms. Loegering’s year-over-year sales comparison reflects the continued weakness in the U.S. skid steer loader market where Loegering’s bolt-on VTSTM undercarriages replace tires.
Sales of service parts and other items were $7.2 million (14.1% of net sales) in the second quarter of 2007, up 37% compared to $5.3 million in the first quarter of 2007. This improvement reflected dealer and OEM blanket orders related to normal seasonal purchasing patterns. Sales were still below the $8.5 million figure for the second quarter of 2006 when machine usage was still high.
Gross margin for the second quarter of 2007 was 22.8% up 220 basis points compared to 20.6% for the first quarter of 2007, and 80 basis points lower than the gross margin of 23.6% for the second quarter of 2006. The quarter-over-quarter improvement reflects an increase in the sales of service parts and improved realization in plant efficiencies. The year-over-year decline in gross margin was driven primarily by lower production throughput levels.
Selling, general and administrative expenses were $6.3 million (12.3% of sales) during the second quarter of 2007 compared to $6.2 million (13.3% of sales) for the first quarter of 2007 and $5.2 million (7.2% of sales) for the second quarter of 2006. The quarter-over-quarter percentage improvement reflected the leveraging of similar costs over a larger sales base, while the year-over-year increase in SG&A reflected personnel additions made during 2006 and 2007 to support the Company’s stated strategic priorities.
Research and development expenses for the second quarter of 2007 were $0.6 million, compared to $0.5 million for the first quarter of 2007 and $0.4 million for the second quarter of 2006. The increases in R&D expenses reflect additional engineering and product testing personnel to improve product quality and enhance new product development.
Balance Sheet
ASV’s cash and cash equivalents increased $2.4 million from the March 31, 2007 figure, finishing the second quarter of 2007 at $26.2 million dollars. This increase reflects solid cash flow from operations, including a $2.9 million reduction in inventory, which helped offset an increase in accounts receivable during the quarter.
Accounts receivable as of June 30, 2007 were $49.5 million, up $5.0 million as compared to $44.5 million at March 31, 2007 reflecting a higher level of sales for the period.
ASV’s overall inventory levels decreased 4% or $2.9 million during the second quarter of 2007 to $62.5 million compared to $65.4 million at March 31, 2007. The decrease in inventory during the quarter reflected the Company’s efforts to better align production levels with incoming orders. For the second quarter of 2007, raw materials increased 1% or $0.5 million to $50.2 million and finished goods decreased 21% or $3.1 to $11.4 million.

2007 Guidance Revised
Commenting on the Company’s outlook for 2007, Benson stated, “When we first issued guidance for 2007 in December of last year, our internal model showed a weak first half, with sales benefiting from accelerating economic growth in the U.S. as the year progressed. First half sales have come in about as expected; what is lacking, however, is compelling evidence that the U.S. economy is gaining momentum as rapidly as was previously thought. Current expectations are now at the low end of earlier guidance numbers so we believe it is prudent to reduce the range of both sales and earnings.”
•	Sales for 2007 are now anticipated to be in the range of $220 to $240 million.

•	Diluted earnings per share for 2007 are now expected to be in the range of $.58 to $.68 per share.
Question and Answer
Q1:	What financial assumptions were made to develop the revised EPS figures?

A:	Management made the following assumptions to develop its revised 2007 EPS figure:
•	Gross margin in the range of 22.4% to 23.1%

•	SG&A expenses in the range of 10.6% to 11.0%

•	R&D expenses in the range of 1.0% to 1.1%

•	Income tax rate: 37.2%

•	Fully diluted shares outstanding: 26.9 million
Q2:	Based on the revised guidance, what is ASV’s anticipated sales breakdown for 2007?

A:	ASV’s sales breakdown for 2007 is expected to be as follows:
•	ASV Machines to account for approximately 54.0% of total net sales

•	OEM Undercarriages to account for approximately 22.5% of total net sales

•	Loegering products to account for approximately 10.6% of total net sales

•	Parts to account for approximately 12.9% of total net sales
Q3:	What is your current availability on machines?

A:	Depending on the model and configuration, our current machine availability ranges from 3 to 8 weeks.

Q4:	How many dealers did ASV add during the second quarter of 2007?

A:	ASV ended the second quarter of 2007 with 362 dealer storefronts, compared to 313 dealer storefronts at June 30, 2006. ASV added five net new dealer storefronts during the second quarter of 2007. The pace of net additions during the quarter reflects the Company’s efforts to better align dealers with Company goals. Some dealers were replaced or discontinued during the period. Over half of the new dealers added during the period had multiple storefronts.

Q5:	Could you provide an update on the Gander Mountain (Nasdaq:GMTN) distribution alliance announced during the quarter?

A:	On May 22, 2007 ASV announced a distribution alliance with Gander Mountain. Under the alliance Gander Mountain has exclusivity among outdoor sportsman retailers for the distribution of ASV’s SC-50 Scout tracked utility vehicle. ASV’s Scout is now available in five Gander Mountain retail stores. An additional seven stores are expected to be added throughout the next several months, expanding the size of the initial launch of the Scout product to a total of twelve Gander Mountain stores.

Q6:	Please provide an update on ASV’s international sales activity.

A:	For the second quarter of 2007 sales to non-U.S. dealers were $6.5 million or 12.7% of total net sales compared to $6.1 million or 8.5% of total net sales in the second quarter of 2006. We currently have a presence in Australia, Canada, Dubai, Kuwait and New Zealand. However, Europe now represents one of the most rapidly expanding markets for rubber track loaders and we are devoting considerable energy to establishing distribution capability in that area.

Conference Call
ASV will conduct a live webcast at 9 a.m. Central Time, Friday July 27th to discuss its second quarter 2007 financial results. The call will be broadcast over the Internet and can be accessed at either ASV’s web site, www.asvi.com, in the investor relations section under the “About ASV” tab or at http://www.wsw.com/webcast/cc/asv7/. To listen to the call, go to either of the two web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of the call will be available over the Internet shortly after its conclusion, and available telephonically one hour after its conclusion. The telephonic replay will be available through Monday, July 30th, and can be accessed by dialing 877-660-6853 and entering account number 273 and conference ID number 249321. The Internet replay will be available for 30 days and can be accessed at www.asvi.com or http://www.wsw.com/webcast/cc/asv7/ in the same manner as discussed above.
About ASV
ASV designs, manufactures and sells rubber track machines and related components, accessories, and attachments. Its purpose-built chassis and patented rubber track undercarriage technology are unique and lead all rubber track loaders in innovation and performance. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making them effective in markets such as construction, landscaping, forestry and agriculture. The Company’s rubber track undercarriages are a primary component on Caterpillar© Multi Terrain Loaders and certain models of the Vermeer Manufacturing Company’s trencher and horizontal directional drill products. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. designs, manufactures and sells traction products and attachments for the skid-steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: Some of the statements set forth above, including the statements regarding ASV’s future expected sales, earnings per share and geographic expansion of its dealer network are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including the state of the U.S. construction markets, ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar or Vermeer relating to the manufacturing or marketing of their machines utilizing ASV undercarriage systems, market acceptance of the machines, deterioration of the general market and economic conditions, ASV’s ability to successfully upgrade its dealer capability, ASV’s ability to secure European distribution for its products, corporate developments at ASV, Caterpillar or Vermeer and ASV’s ability to realize the anticipated benefits from its relationships with Caterpillar and Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q and annual reports on Form 10-K.
Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$51,209	$72,149	$97,526	$137,026

Cost of goods sold	39,541	55,133	76,302	103,726

Gross profit	11,668	17,016	21,224	33,300

Operating expenses:
Selling, general and administrative	6,317	5,221	12,477	10,747

Research and development	578	431	1,104	779

Operating income	4,773	11,364	7,643	21,774

Other income (expense)
Interest income	451	438	828	903

Other, net	8	(6)	56	10

Income before income taxes	5,232	11,796	8,527	22,687

Provision for income taxes	1,959	4,195	3,195	8,150

NET EARNINGS	$3,273	$7,601	$5,332	$14,537

Net earnings per common share — Diluted	$.12	$.28	$.20	$.52

Diluted weighted average shares	27,075,639	27,526,027	27,131,425	27,700,623

A.S.V., INC.
SALES BREAKDOWN

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
R-Series	56.3%	54.1%	57.4%	51.4%

OEM Undercarriages	17.7%	24.3%	17.6%	27.0%

Loegering	11.9%	9.8%	12.2%	11.4%

Parts and Other	14.1%	11.8%	12.8%	10.2%

TOTAL	100.0%	100.0%	100.0%	100.0%

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	June 30,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$26,240	$17,090

Short-term investments	3,301	220

Accounts receivable, net	49,526	44,184

Inventories	62,504	71,384

Deferred income taxes	4,635	4,840

Other current assets	1,177	903

Total current assets	147,383	138,621

PROPERTY AND EQUIPMENT, net	28,856	29,342

LONG-TERM INVESTMENTS	11,050	14,155

OTHER NON-CURRENT ASSETS	172	313

INTANGIBLES, net	7,720	7,771

GOODWILL	8,386	8,386

Total assets	$203,567	$198,588

LIABILITIES & SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term liabilities	$27	$37

Accounts payable	10,397	11,517

Accrued liabilities — Warranties	5,131	5,894

Accrued liabilities — Other	2,947	2,582

Income taxes payable	894	686

Total current liabilities	19,396	20,716

LONG-TERM LIABILITIES, less current portion	36	40

INCOME TAXES PAYABLE	1,835	—

DEFERRED INCOME TAXES	1,870	1,630

SHAREHOLDERS’ EQUITY	180,430	176,202

Total liabilities & shareholders’ equity	$203,567	$198,588

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six months ended June 30, 2007 and 2006
(Unaudited and in thousands)

	2007	2006
Cash flows from operating activities:
Net earnings	$5,332	$14,537
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,602	1,368
Amortization	51	51
Deferred income taxes	445	(385)
Stock-based compensation expense	1,369	1,423
Tax benefit from stock option exercises	300	1,175
Changes in assets and liabilities
Accounts receivable	(5,342)	(7,464)
Inventories	8,880	(12,591)
Other assets	(133)	(1,095)
Accounts payable	(1,120)	2,664
Accrued liabilities	(398)	1,612
Income taxes payable	208	(855)

Net cash provided by operating activities	11,194	440

Cash flows from investing activities:
Purchase of property and equipment	(1,116)	(3,066)
Purchase of short-term investments	(112)	(113)
Redemption of short-term investments	112	1,120
Redemption (purchase) of long-term investments	24	(6,190)

Net cash used in investing activities	(1,092)	(8,249)

Cash flows provided by financing activities:
Principal payments on long-term liabilities	(14)	(116)
Proceeds from exercise of stock options, net	550	1,486
Retirement of common stock and warrant	(1,488)	(10,051)

Net cash used in financing activities	(952)	(8,681)

Net increase (decrease) in cash and cash equivalents	9,150	(16,490)

Cash and cash equivalents at beginning of period	17,090	35,517

Cash and cash equivalents at end of period	$26,240	$19,027

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$2,242	$9,767

Transfer of investment from long-term to short-term	$3,081	$—

Adoption of FASB Interpretation 48	$1,835	$—